Exhibit 2
VOTING AGREEMENT
THIS VOTING AGREEMENT, dated as of November 17, 2011 (this “Agreement”), is made by and among John M. Gregory, a resident of the State of Tennessee, Joseph R. Gregory, a resident of the State of Tennessee (John M. Gregory and Joseph R. Gregory being referred to collectively as the “Gregorys”), and Roland E. Casati, a resident of or an entity organized under the laws of the State of Illinois (together with its Permitted Transferees to which it Transfers any Common Stock hereunder, the “Stockholder”).
W I T N E S S E T H:
WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner, in the aggregate, of the number of shares of common stock, par value $.001 per share (the “Common Stock”) of Adams Golf, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), set forth below the Stockholder’s name on the signature page hereof (the “Existing Shares”), all of which such shares the Stockholder controls the right to vote; and
WHEREAS, the Gregorys’ are considering nominating up to four (and possibly more if necessary in response to actions that the Company might take) individuals for election to the Board of Directors of the Company at the next meeting of stockholders of the Company held for such purpose; and
WHEREAS, the Gregorys are considering other possible related proposals to present to the stockholders at such meeting of stockholders; and
WHEREAS, the Stockholder desires to vote (or cause to be voted) all shares of Common Stock then owned by it in favor of the individuals nominated as directors by the Gregorys and any related proposals presented by the Gregorys to the stockholders or otherwise supported by the Gregorys at such meeting of stockholders;
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
GENERAL
1.1.   Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security, and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.
“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
“Covered Shares” means the Stockholder’s Existing Shares, together with any shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case that the Stockholder has or acquires Beneficial Ownership of on or after the date hereof.
“Permitted Transfer” means a Transfer by the Stockholder to (i) in the case of a Stockholder which is a Person other than an individual or a trust, any of its Affiliates, (ii) in the case of a Stockholder who is an individual, (A) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Stockholder, (B) any trust, the trustees and the beneficiaries of which include only Persons named in clause (A), or (C) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A), and (iii) in the case of a Stockholder which is a trust, (A) the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust or (B) all subsequent trusts which may result from the division of such trust into two or more separate trusts or any trust resulting from the combination of two or more Stockholder trusts into a single trust; provided in every case that such transferee executes and delivers to the Gregorys a written agreement, in form and substance acceptable to the Gregorys, to assume all of the Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement with respect to the securities subject to such Transfer to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as the Stockholder shall have made hereunder.
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.
“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II
VOTING
2.1.   Agreement to Vote. The Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at any meeting of stockholders of the Company called to vote upon the election of members of the Board of Directors of the Company (a “Board Election”) or at any adjournment or postponement thereof and in any other circumstances in which a vote, consent or other approval (including by written consent) with respect to a Board Election is sought from or on behalf of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:
(a) appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and
(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares:
(i) in favor of an increase in the authorized number of directors of the Company and the election as directors of the Company of each of:
•	Roland E. Casati; and

•
such additional persons as the Gregorys may nominate or support for election as directors at such meeting (understanding that it is the current intent of the Gregorys to not vote in favor of the election as directors of Oliver G. (Chip) Brewer III or Russell L. Fleisher at such meeting);

(ii) in favor of an increase in the authorized number of directors by up to two (and possibly more if necessary in response to actions that the Company might take);
(iii) in favor of a stockholder proposal to declassify the Company’s Board of Directors;
(iv) in favor of the Company’s proposal to ratify the appointment of BKD, LLP as the Company’s independent auditors for the year ending December 31, 2012; and
(v) as instructed by the Gregorys on all other matters presented to a vote of the stockholders at such meeting.

2.2.   Proxy. The Stockholder hereby appoints as its proxy and attorney-in-fact John M. Gregory and Joseph R. Gregory, and any other Person designated in writing by either of them (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Shares in accordance with Section 2.1 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of the Company at which a Board Election is to be considered. This proxy shall be irrevocable during the term of this Agreement and shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy. The power of attorney granted by the Stockholder hereby is a durable power of attorney and shall survive the bankruptcy or dissolution of the Stockholder. The proxy and power of attorney granted hereby shall terminate upon the termination of this Agreement. The Stockholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Covered Shares. The Gregorys may terminate this proxy with respect to any Stockholder at any time at their sole election by written notice provided to the Stockholder.
2.3. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.2 hereof), consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1.   Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Gregorys as follows:
(a) Organization; Authorization; Validity of Agreement; Necessary Action. The Stockholder, if a person other than an individual, is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Stockholder has the requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder, and no other actions or proceedings on the part of such Stockholder or any stockholder thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the Gregorys, constitutes a legal, valid and binding agreement of the Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
(b) Ownership. The Stockholder’s Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through the termination of this Agreement will be, Beneficially Owned and owned of record by the Stockholder, except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer or constitute any warrants, options, conversion rights or similar rights with respect to Common Stock (collectively, “Specified Rights”) that expire after the date hereof. The Stockholder has good and marketable title to the Stockholder’s Existing Shares, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder, (collectively, “Liens”). As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by the Stockholder. There are no agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to Transfer, or cause to be Transferred, any Covered Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any Covered Shares, other than, in each case, pursuant to a Permitted Transfer. Except to the extent Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer or constitute Specified Rights that expire after the date hereof or except as set forth below the Stockholder’s name on the signature page hereof, the Stockholder has and will have at all times through the termination of this Agreement sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the termination of this Agreement (subject, in the case of Covered Shares underlying Specified Rights acquired after the date hereof, to the terms of such Specified Rights).
(c) No Violation. Neither the execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of its obligations under this Agreement, nor the consummation by the Stockholder of the transactions contemplated hereby nor compliance by the Stockholder with any of the provisions herein will (A) result in a violation or breach of or conflict with the governing documents of the Stockholder, as applicable, (B) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets owned or operated by the Stockholder under, or result in being declared void, voidable, or without further binding effect, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties, rights or assets may be bound or (C) violate any judgments, orders, decrees, injunctions, rulings, consents, awards, settlements or stipulations or statutes, laws, rules or regulations applicable to the Stockholder or any of its properties, rights or assets, except for any of the foregoing as would not reasonably be expected, individually or in the aggregate, to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. If the Stockholder is married and any of the Stockholder’s Existing Shares constitute community property, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person in accordance with its terms. If any of the Stockholder’s Existing Shares are held by a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
(d) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any court or any administrative, regulatory or governmental authority (“Governmental Authority”) is necessary to be obtained or made by the Stockholder in connection with the Stockholder’s execution, delivery and performance of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby, except for (A) the applicable requirements of the Securities Exchange Act of 1934, as amended, and (B) such other consents, approvals, orders or authorization of, or registrations, declarations or filings with, any Governmental Authority where the failure to obtain or take such action, individually or in the aggregate, would not reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Absence of Litigation. There is no claim, proceeding, investigation, lawsuit or other legal action (collectively, “Actions”) pending and no Order of any Governmental Authority outstanding nor, to the knowledge of the Stockholder, is any such action or Order threatened, against the Stockholder which may prevent or materially delay such Stockholder from performing its obligations under this Agreement or consummating the transactions contemplated hereby on a timely basis.
ARTICLE IV
OTHER COVENANTS
4.1.   Prohibition on Transfers, Other Actions. The Stockholder hereby agrees not to (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void.
4.2.   Stock Dividends, etc. In the event of any stock dividend or distribution or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
4.3.   Notice of Acquisitions, Permitted Transfers, and Contacts Concerning Board Election. The Stockholder hereby agrees to notify the Gregorys as promptly as practicable (and in any event within 24 hours) in writing of (a) the number of any additional shares of Common Stock or other securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof and prior to the termination of this Agreement, (b) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest therein and (c) any inquiries or proposals which are received by, any information which is requested from, or any negotiations or discussions which are sought to be initiated or continued with the Stockholder or any of its Affiliates with respect to any Board Election (including the material terms thereof and the identity of such person(s) making such inquiry or proposal, requesting such information or seeking to initiate or continue such negotiations or discussions, as the case may be).
4.4.   Stockholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Nothing herein shall limit or affect any actions taken by such Person solely in his or her capacity as a director or officer of the Company.
4.5.   Further Assurances and Public Disclosure. From time to time, at the Gregorys’ request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Stockholder hereby authorizes the Gregory’s to publish and disclose in any announcement and in any filing or other disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this agreement and to file this agreement with the SEC.

ARTICLE V
MISCELLANEOUS
5.1.   Termination. This Agreement shall remain in effect until the earlier to occur of (a) the adjournment of the first annual meeting of the stockholders of the Company held after the date here hereof and (b) the delivery of written notice of termination by the Gregorys to the Stockholder; provided, however, that the provisions of this Section 5.1 through Section 5.11 shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any willful and material breach of this Agreement.
5.2.   Notices. Any notice required or desired to be delivered hereunder shall be (a) in writing, (b) delivered by personal delivery, sent by commercial delivery service or certified mail, return receipt required, or sent by facsimile or electronic mail, (c) deemed to have been given on the date of personal delivery, the date set forth in the records of the delivery service or return receipt, or in the case of facsimile or electronic mail, upon dispatch, and (d) addressed and delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Gregorys to:	if to the Stockholder, to:

Gregory Management Co., LLC	Roland E. Casati
620 Shelby Street	255 North Green Bay Road
Bristol, Tennessee 37620	Lake Forest, IL 60045
Attention: Michael S. McKinney, Esq.
Facsimile: (423) 793-0129	Facsimile: (847) 295-6537
Email: mmckinney @ jrgregory.com	Email: rcasati @ hotmail.com
5.3.   Interpretation This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
5.4.   Counterparts. This Agreement may be executed by facsimile or electronic mail and in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
5.5.   Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.6.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware.
(b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.6.
(c) Each party to this Agreement irrevocably consents to the service of process out of any of the aforementioned courts in any suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail; provided that nothing in this Agreement shall affect the right of any party to serve legal process in any other manner permitted by law.
5.7.   Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by each of the Gregorys and by the Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party.
5.8.   Remedies. (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred and to waive any requirement for the securing or posting of any bond in connection with such remedy.
(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.9.   Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.
5.10.   Successors and Assigns; Third Party Beneficiaries. Except for a Permitted Transfer in compliance with the terms and conditions set forth herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
5.11.   Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

THE GREGORYS

/s/ John M. Gregory

John M. Gregory

/s/ Joseph R. Gregory

Joseph R. Gregory

THE STOCKHOLDER (if an Individual)

/s/ Roland E. Casati

Name: Roland E. Casati

No. of Existing Shares Record Owner
459,650 Roland E. Casati

THE STOCKHOLDER (if an Entity)

Name:

By:
Name:
Title:

No. of Existing Shares Record Owner